CONSULTING AGREEMENT

CONSULTING AGREEMENT dated as of October 15, 2006 (this "Agreement"), by and between FREEHAND SYSTEMS, INC., a ____________ corporation, (the "Company"), and CAK ENTERTAINMENT, INC., a New York corporation (the "Consultant").

WHEREAS, the Company is engaged in, among other things, the business of providing digital downloads of sheet music and digital downloads of other music information; and

WHEREAS, the Consultant and its directors and officers have extensive expertise in all aspects of the music business and have numerous contacts in the music industry; and

WHEREAS, the Company desires to retain the services of the Consultant, and the Consultant desires to provide its services to the Company, upon the terms, provisions and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. **Engagement**. The Company hereby retains the Consultant to provide the Services (as hereinafter defined) to the Company during the Consulting Period (as hereafter defined) and the Consultant hereby agrees to provide the Services to the Company during the Consulting Period, all upon the terms, provisions and conditions contained in this Agreement.

2. **Services**. The Services to be provided by the Consultant shall consist of the following: (i) providing advice and assistance to the Company with respect to mergers, acquisitions and other strategic transactions and initiatives related to the Company's business and strategy; (ii) introducing the Company and its executives to companies and executives in the phonograph record industry and the business of distributing recorded music; (iii) meeting with potential investors in the Company at mutually agreeable times and locations (provided, however, the services required to be provided by Consultant and Mr. Koppelman under this subsection 2(iii) are not material to the services required hereunder); (iv) assisting with the identification and negotiation of acquisitions or licenses of "print rights" (as such term is generally recognized in the phonograph record industry) in and to musical compositions and other related intellectual property; and (v) engaging in such other activities as may be mutually agreed upon by the Company and the Consultant (collectively, the "Services"). It is acknowledged and agreed by the Consultant that the Services will be primarily performed or supervised for the Consultant by Mr. Charles A. Koppelman.

(b) In performing the Services, the Consultant will interface with, and follow the reasonable directions of, the Company's Chief Executive Officer. The Consultant will perform the Services lawfully and faithfully, to the best of its ability and in accordance with the highest ethical standards. The Consultant shall not violate any law, rule on regulation in connection with the performance of the Services.

(c) Although the Consultant will not be required to provide the services of Mr. Koppelman for any specific amount of time, the Consultant shall cause Mr. Koppelman to devote such time and effort as shall be reasonably necessary for the Consultant to perform the Services in the manner contemplated by this Agreement.

3. **Consulting Period.** The term of the engagement of the Consultant shall commence on the date of this Agreement, and shall continue for a period of one year, ending on September 30, 2006 (the "Consulting Period").

4. **Compensation.**

(a) As full consideration for the performance of the Services, the Consultant shall be entitled to receive the compensation set forth in Sections 4(b) and 4(c) hereof.

(b) A consulting fee which shall be payable in cash monthly, on the first day of each month, at a rate of $35,000 for each of the first three (3) months of the Consulting Period and at a rate of $55,000 for each of the next nine (9) months of the Consulting Period. For the purpose of clarification, the first monthly payment under the preceding sentence shall be made promptly following the complete execution hereof and each subsequent monthly payment shall be made by the first day of each month thereafter.

(c) In consideration of the performance of the Services, the Consultant shall also be entitled to receive one million two hundred thousand (1,200,000) shares (the "Shares") of the Company's common stock (the "Common Stock"), which Shares of Common Stock shall be "restricted" until one (1) year from the date of this Agreement. All of the Shares shall be issued to the Executive upon the execution and delivery of this Agreement; provided that (i) five hundred thousand (500,000) Shares shall be forfeited by the Consultant if the Consultant does not schedule and participate in at least two meetings with the Company's Chief Executive Officer and the executives contemplated by Section 2(a)(ii) hereof within the first three (3) months of the Consulting Period, and (ii) two hundred thousand (200,000) Shares shall be forfeited by the Consultant if the Company does not consummate a transaction contemplated by Section 2(a)(iv) during the Consulting Period or within three (3) months thereafter. Notwithstanding the foregoing, the Consultant shall not

forfeit those Shares of Common Stock provided for in clause (ii) of this Section 4(c) in the event that the Consultant secures a bona fide offer at a reasonable arm's-length price (based upon all relevant factors) from the owner of musical compositions to license the so-called digital print rights in and to such musical compositions to the Company, notwithstanding the Company's rejection or failure to so license such digital print rights.

(d) The Consultant shall give the Company not less than ten (10) business days prior written notice of any intended sale of more than 200,000 Shares, and if the Company desires to repurchase the such Shares or have such Shares purchased by a third party, the Consultant shall comply with the Company's request; provided that the Consultant receives the same price per share of Common Stock that the Consultant was to receive in the intended sale.

(e) The Consultant shall be responsible for the payment of all taxes and levies (whether federal, state or local) which are payable in respect of the compensation provided for in this Section 4, and the Consultant shall indemnify the Company and hold the Company harmless with respect to the payment of any and all such taxes.

(f) The Company shall not be required to provide any benefits to any officer or employee of the Consultant.

5. **Representations and Warrants of the Consultant Regarding Acquisition of Shares.**

In connection with the issuance of the Shares, the Consultant hereby represents and warrants to the Company as follows:

(a) The Consultant is an "accredited investor" (as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Act")), and is able to bear the economic risk of a loss of the entire investment represented by the Shares;

(b) In acquiring the Shares, the Consultant is relying on its own independent investigation, regarding any investment in the Company and its Common Stock and not in reliance upon any representation or warranty made by the Company or any of its directors, officers, employees or agents or anyone acting on behalf of the Company;

(c) The Consultant is acquiring the Shares for its own account, for investment purposes only, and not as part of a group, or in contemplation of any distribution of the Shares (except, notwithstanding anything to the contrary contained herein, the Consultant shall have the right to transfer up to two hundred thousand (200,000) Shares of Common Stock without the

Company's prior consent, to third parties assisting the Consultant in the rendering of the services hereunder); provided that any such transfer complies with the Act and all applicable securities laws;

(d) The Consultant acknowledges that the Shares are "restricted" under the Act and may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of except pursuant to a registration statement declared effective under the Act or pursuant to an exemption from registration under the Act;

(e) The certificate[s] for the Shares will bear a restrictive legend, as required by the Company that indicates that the Shares are restricted, as provided in Section 5(d) hereof;

(f) The Consultant is aware that ownership of the Shares involves a high degree of risk.

6. **Expense Reimbursement**. Unless previously approved by the Company in writing, the Consultant shall not be entitled to reimbursement from the Company for any costs or expenses incurred by the Consultant in connection with this Agreement or providing the Services to the Company, and the Consultant shall be responsible for all such costs and expenses.

7. **Relationship of the Parties**. This Agreement is between two (2) independent contracting entities and nothing herein shall constitute or create an employer-employee relationship, a partnership, a joint venture or any other joint enterprise between the parties. The Consultant will not have the right to obligate or legally bind the Company and will not hold itself out to any third party as having the right to do so.

8. **Directorship**. Promptly following the execution and delivery of this Agreement, the Consultant will cause Mr. Koppelman, to join the Board of Directors of the Company. It is acknowledged that Mr. Koppelman's willingness to join the Board of Directors of the Company at this time is based in part upon the Company's representation that it is in the process of increasing the amount of coverage and improving the scope of coverage of the Company's Officer's and Director's liability insurance policy. Notwithstanding anything to the contrary contained in this Agreement, Mr. Koppelman shall have the right to resign from the Board of Directors of the Company at any time in the event that the Company does not secure and maintain Officer's and Director's liability insurance that is sufficient to Mr. Koppelman in his opinion. In the event that Mr. Koppelman resigns from the Board of Directors of the Company, the remaining terms and conditions of this Agreement shall not be affected (including, without limitation, Section 4).

9. **Termination of the Consultant.**

(a) The Company may terminate the retention of the Consultant hereunder for Cause (as hereinafter defined) or upon the death or Disability (as hereinafter defined) of Mr. Koppelman.

(b) The retention of the Consultant will terminate automatically, without notice, upon the death or Disability of Mr. Koppelman. For purposes of this Agreement, the term "Disability", shall mean if Mr. Koppelman is unable to perform his duties for the Consultant hereunder for a period of ninety (90) days during the Consulting Period or for sixty (60) consecutive days during the Consulting Period due to serious physical illness or mental incapacity (which such physical illness or mental incapacity shall be verified by an independent physician).

(c) The Company may terminate the retention of the Consultant pursuant to this Agreement for Cause upon written notice to the Consultant. For purposes of this Agreement, the term "Cause" means: (i) the Consultant being convicted of, or entering a plea of nolo contendere to, a felony which is not appealable; (ii) the misappropriation on embezzlement of any corporate asset by the Consultant or any affiliate of the Consultant or by another person or entity with the assistance of the Executive; (iii) the usurpation or taking of a corporate opportunity (provided, however, the Company acknowledges and agrees that the Consultant and its affiliated entities are actively in the business of acquiring musical compositions (which include the right to digitally exploit the print rights in and to such musical compositions) and that such activities on the part of the Consultant and its affiliated entities does not or will not in any way constitute the usurpation or taking of a corporate opportunity; (iv) the Consultant not providing information required by the Company for a filing with the Securities and Exchange Commission; or (v) a breach by the Consultant of any material agreement or material obligation hereunder on its part to be observed or performed, and the failure of the Consultant to cure such breach within thirty (30) days after receipt of written notice of such breach from the Company. Notwithstanding anything to the contrary contained herein, in the event that The Consultant or its affiliated entities acquire musical compositions during the Consulting Period and for six (6) months thereafter, the Consultant or its affiliated entities shall (i) license the digital print rights in and to such acquired musical compositions to the Company (provided there are no previous exclusive licenses prohibiting the licensing of such digital print rights in effect as of the date of such acquisitions(s)) on terms and conditions that are generally no less favorable to the Consultant or its affiliated entities than the Company's other licenses for comparable rights that are then in effect in respect of other digital print rights licensed by the Company (ii) negotiate, on an arm's-length basis, with the Company with respect to the sale of the digital print rights in and to such

acquired musical compositions to the Company (provided there are no previous exclusive licenses prohibiting the sale of such digital print rights in effect as of the date of such acquisition(s)), provided, however, the failure of the Company and the Consultant or its affiliated entities to reach an agreement with respect to the sales of such digital print rights in and to such acquired musical compositions shall not be deemed a breach hereof (including, without limitation, the terms and conditions of Section 9(c)(iii) hereof).

10. **Obligations of the Company upon Termination**. Upon termination of the retention of the Consultant pursuant to Section 9 hereof, the Company shall pay the cash compensation provided for in Section 4(b) hereof through the end of the month in which the termination is effective.

11. **Confidential Information; Non-Competition; and Non-Solicitation.**

(a) Confidentiality. During the Consulting Period and thereafter, the Consultant shall not, and shall cause its affiliates not to, directly or indirectly, under any circumstance: (i) disclose any Confidential Information (as such term is hereinafter defined); (ii) act so as to impair the confidential or proprietary nature of any such Confidential Information; or (iii) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure or impairment of any such Confidential Information or trade secret, unless consented to in writing by the Company. All Confidential Information is and shall remain the sole and exclusive property of the Company. For purposes hereof, the term "Confidential Information" shall mean any and all of the following (regardless of the medium in which maintained or stored) confidential or proprietary information or material not in the public domain about or relating to any aspect of the business activities, plans, prospects or strategies or the Company including, without limitation, financial information and projections, research and development plans or projects; data and reports; computer materials such as programs, instructions, source codes, object codes and printouts; formulas; product-testing information; business improvements; processes; manufacturing processes; intellectual property strategies, patent strategies licensing strategies, marketing and selling strategies; strategic business plans (whether pursued or not); budgets; licenses; pricing, pricing strategy and cost data; information regarding the skills and compensation of employees; the identities of customers and potential customers; forecasts, marketing techniques; the identities of suppliers, vendors and contractors; the terms of contracts or agreements, and any other information or data which is not public and/or of a confidential nature relating to the business of the Company. In the event that the Consultant or any of its affiliates becomes legally required to disclose any Confidential Information, such party, to the extent practicable, will provide the Company with prior written notice thereof so that the Company

may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 11(a) to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 11(a) to permit a particular disclosure, the applicable party shall only disclose that portion of the Confidential Information which applicable party is advised by such party's legal counsel is legally required to be disclosed. If required, the applicable party will, at the Company's cost and expense, cooperate with the efforts of the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information disclosed. For purpose hereof Confidential Information shall not include any information (i) that is publicly known at the time of its disclosure other than through a breach of this Agreement by the Consultant; (ii) is lawfully received by the Consultant party from a third party not bound in a confidential relationship to the Company; (iii) was already known by the Consultant prior to its disclosure.

(b) Non-Competition. During the Consulting Period and for a period of 1 (one) year thereafter, unless this Agreement is terminated by the Company pursuant to the second sentence of Section 3 hereof, the Consultant shall not, and shall cause its affiliates not to engage, directly or indirectly (whether as an officer, director, employee, consultant, stockholder, owner, lender, investor or any other capacity) in any business or enterprise anywhere in the world of which more than twenty-five (25%) percent of its gross revenues are generated from the sale or distribution of sheet music through digital downloading.

(c) Non-Solicitation. During the Consulting Period and for a two (2) year period thereafter, the Consultant shall not, and shall cause its affiliates not to, directly or indirectly, initiate any action to solicit or recruit anyone who is then an employee of, or consultant to, the Company for the purpose of being employed by the Consultant or by any business, individual, partnership, firm, corporation or other entity on whose behalf he is acting as an agent, representative, employee or otherwise.

(d) Non-Interference with Business Relationship. During the Consulting Period and for the two (2) years thereafter the Consultant will not and will cause its affiliates not to, directly or indirectly, interfere with any business relationship between the Company and any of its customers, suppliers, agents or any other person or entity doing business with the Company or take any action which would likely result such entity to cease doing business with the Company or reducing the amount of business it conducts with the Company.

(e) Remedies. The Consultant acknowledges that if the Consultant or any of its affiliates should breach or threaten to breach any provision of Sections 11(a) through 11(d), the damages to the Company may be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy. Therefore, if any of the provisions of Sections 11(a) through 11(d) are violated or breached or threatened to be violated or breached, in whole or in part, the Company shall be entitled to seek specific performance and injunctive relief (without being required to post a bond or other security and in that be required to establish irrepensable harm), without prejudice to other remedies the Company may have at law, in equity, or otherwise.

12. **Return of Information**. Upon the termination or expiration of the Consulting Period, the Consultant will promptly deliver to the Company, or at the Company's written instruction, destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies thereof, of or pertaining to the Company and its business and/or which contain or are based upon any Confidential Information in the Consultant's possession or control. Nothing herein shall constitute a license of any property or information belonging to the Company.

13. **Attorneys' Fees**. Each party shall pay its own legal fees, court costs, litigation expenses and/or arbitration expenses (as applicable) in connection with any dispute, litigation or arbitration regarding the validity or enforceability of, or liability under or otherwise involving, any provision of this Agreement.

14. **Press Releases, etc**. The Company and the Consultant shall not issue any press release or other communication with respect to this Agreement (and the Company's engagement of the Consultant and Mr. Koppelman) or the transactions contemplated hereby, except to the extent required by applicable securities law, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. If the Company is required pursuant to applicable securities law to issue a press release it will give the Consultant a reasonable (subject to time constraints imposed by the securities laws) opportunity to comment thereon before issuing the press release.

15. **Amendment**. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

16. **Entire Agreement**. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and it supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

17. **Waiver**. Any waiver by the Party, of any breach of or failure to comply with any provision or condition of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver. No failure or delay by either party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof, at any time whatsoever, or the exercise of any other right.

18. **Notices**. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed certified or registered mail return receipt requested (with all costs prepaid), four (4) business days after being mailed, or (c) if delivered by a recognized overnight courier service of recognized standing (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 16), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses as applicable:

If to the Consultant:

Charles Koppelman
CAK Entertainment, Inc.
37 East 64th Street, Suite 1607
New York, New York 10021

with a copy to:

Howard Jacobs, Esq.
Katten Muchin Rosenman LLP
75 Madison Avenue

New York, New York 10022-2585

If to the Company:

Free Hand Systems, Inc.
95 First Street, Suite 200
Los Altos, CA 94022
Attn: Mr. Kim Lorz
Chairman, President and
Chief Executive Officer

with a copy to:

Baker & McKenzie, LLP
1114 Avenue of the Americas
New York, NY 10036
Attention: Martin Eric Weisberg, Esq.

or to such other address as any party may specify by notice given to the other party in accordance with this Section 18.

19. **Governing Law; Jurisdiction.**

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction.

(b) Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York, located in New York county and the Federal District Court for the Southern District of New York with respect to any suit, action or proceeding arising out of or relating to this agreement or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided in Section 18 of this Agreement. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this agreement or the transactions contemplated hereby.

20. **Severability**. Should any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction by a court of competent jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering

illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

21. **Binding Effect; Assignment**. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Nothing herein is intended or shall be construed to confer upon or give to any person, any rights, privileges or remedies under or by reason of this Agreement.

22. **Drafting History**. In resolving any dispute under, or construing any provision in under, this Agreement, there shall be no presumption made or inference drawn (a) because the attorneys for one of the parties drafted such provision of this Agreement, (b) because of the drafting history of the Agreement, or (c) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft. The parties acknowledge and agree that this Agreement was negotiated and drafted with each party being represented by counsel of its choice and with each party having an equal opportunity to participate in the drafting of the provisions hereof.

23. **Headings**. The section headings contained in this Agreement (including, without limitation, section headings and headings in Schedule A) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

24. **Counterparts**. This Agreement may be executed in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement may be executed by facsimile signature which shall constitute a legal and valid signature for purposes hereof. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FREEHAND SYSTEMS, INC.

By: ______________________
Name: Kim Lorz
Title: CEO

CAK ENTERTAINMENT, INC.

By: ______________________
Name: Charles Koppelman
Title: President